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EXHIBIT 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made and entered into as of July 1, 1999 (the "Effective Date"), by and between INSWEB CORPORATION, a Delaware corporation (the "Company"), and HUSSEIN A. ENAN (the "Employee").

Recitals

        A. The Employee is currently employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement dated as of November 22, 1996 (the "1996 Agreement");

        B. The parties desire to terminate the 1996 Agreement and to continue the employment of the Employee as the Company's Chief Executive Officer upon the terms and conditions hereinafter set forth. The employment of the Employee pursuant to this Agreement is hereinafter sometimes referred to as the "Employment."

        NOW, THEREFORE, in consideration of the agreements, representations and warranties contained in this Agreement, the Company and the Employee hereby agree as follows:

        1.    Duties, Term and Exclusive Employment.

          1.1    Duties and Responsibilities.    Within the limitations established by the Company's Bylaws, the Employee shall have each and all of the duties and responsibilities of the Company's Chief Executive Officer. As such, the Employee shall have management responsibility and authority with respect to the operations and strategic direction of the Company and the other customary prerogatives of a chief executive officer, subject to the direction of the Company's Board of Directors.

          1.2    Term of Employment.    The Employment shall begin on the Effective Date and, unless earlier terminated as provided in Paragraph 3 hereof, the Employment shall continue until midnight on the third anniversary of the Effective Date. The Employment shall be renewed automatically for successive one (1) year terms thereafter, unless either party gives written notice to the other at least ninety (90) days prior to the expiration of the initial term (or, if applicable, any extended term) of his or its election not to renew the Employment for the subsequent term.

          1.3    No Other Employment or Productive Activities.    During the term of the Employment, the Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company and shall not, without the express prior written consent of the Company, render to any other person or entity any services of any kind for compensation or engage in any other activity that would in any manner whatsoever interfere with the performance of the Employee's duties on behalf of the Company. The foregoing notwithstanding, nothing herein shall prevent the Employee from (i) serving on boards of directors of other companies not in competition with the Company, (ii) engaging in charitable activities or activities of professional associations, (iii) managing on his own personal time any personal investments in entities not in competition with any actual or then proposed business of the Company or (iv) owning up to one percent (1%) of the outstanding shares of any class of equity securities of a corporation engaged in any such competition whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of The Wall Street Journal ("Permitted Shares").

        2.    Compensation and Benefits.    In full and complete consideration for the Employment and each and all of the services to be rendered by the Employee to the Company or any subsidiary or controlled affiliate of the Company (collectively, the "InsWeb Group"), the Employee shall be entitled to receive compensation and benefits as follows, except as otherwise provided in Paragraph 3 hereof:

          2.1    Base Salary.    The Employee shall be entitled to receive from the Company a base salary, at the initial rate of $250,000 per annum, payable in periodic installments on the Company's regular payroll dates, during the term of the Employment. The base salary will be reviewed annually and may be increased (but not decreased) by the Company, in the sole discretion of its Board of Directors, based upon such factors as the Board deems relevant, including the financial condition and operating results of the Company. From each of the Employee's salary payments the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make all payments and contributions that are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

          2.2    Bonus Awards.    The Employee will be eligible to participate in any incentive compensation plan adopted by the Company for the benefit of the Company's officers generally. In the absence of such a plan, the Employee will be eligible for consideration for incentive compensation ("Bonus Awards"). Any such Bonus Award shall be at the sole discretion of the Company's Board of Directors, or the Compensation Committee thereof, and shall be based upon such factors as the Board or such Committee deems relevant.

          2.3    Stock Options.    During the Employment, the Employee will be eligible for the grant of options under the Company's employee stock option plans at the sole discretion of the Company's Board of Directors, or the Compensation Committee thereof, based upon such factors as the Board or such Committee deems relevant. Any such Bonus Award shall be payable at the time or times specified by the Board or such Committee; provided, however, that for purposes of Paragraph 3 hereof, (i) any portion of a Bonus Award that is subject to the achievement of goals or objectives which have been achieved as of the date of termination of the Employment shall be deemed to be earned and payable as of such date, and (ii) any portion of a Bonus Award that is subject to the achievement of goals or objectives which have not been achieved as of the date of termination of the Employment but which are subsequently achieved shall be deemed to be earned and payable on a pro-rata basis, based upon the number of days of Employment in the relevant year or other fiscal period.

          2.4    Vacation.    The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy for executive officers, as in effect from time to time during the Employment.

          2.5    Insurance and Other Benefits.    The Employee shall be entitled to participate in the life, medical, dental and/or disability insurance plans, together with any supplemental insurance plans, offered by the Company to its employees, generally, from time to time during the Employment. The Employee shall be eligible to participate in any other fringe benefits as may be provided by the Company to its officers, generally, during the Employment.

        3.    Termination of Employment.    The Employment may be terminated prior to the end of the term specified in Paragraph 1.2 hereof upon the occurrence of any of the following:

          3.1    Death or Disability.    The Employment shall automatically terminate upon the death of the Employee. The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time following determination of the Employee's "permanent disability" (as then defined in the Company's long-term disability insurance plan covering the Employee if such a plan is in effect, or otherwise as determined by the Company's Board of Directors). In the event of the Employee's death or permanent disability, the Employee or his estate shall be entitled to receive (i) the Employee's base salary through the date of termination of the Employment, plus (ii) any Bonus Award earned or deemed to be earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.5 hereof.

          3.2    Termination of Employment by the Company "For Cause".    The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) conviction of a felony or any crime involving moral turpitude, (ii) commission of any act of theft or fraud against, or involving the records of, the Company or any other member of the InsWeb Group, (iii) material breach of the Employee's obligations under the Confidentiality Agreement, which, if curable, is not cured within thirty (30) days following notice thereof by the Company, or (iv) repeated failure or inability (other than as a result of physical disability) to perform his duties hereunder, which failure or inability is not cured within thirty (30) days following written notice thereof by the Board of Directors of the Company. The decision to terminate the Employment For Cause, to take other action or to take no action in response to any such occurrence shall be in the sole and exclusive discretion of the Board of Directors of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any Bonus Award earned or deemed to be earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.5 hereof.

          3.3    Other Termination of Employment by the Company.    The Company shall have the right to terminate the Employment at any time. However, if the Employment is terminated or not renewed by the Company for any reason other than pursuant to Paragraphs 3.1 or 3.2 hereof, the Employee shall be entitled to receive his base salary through the date of termination of the Employment, plus an amount (the "Severance Payment") equal to his then-current base salary for the greater of (i) the unexpired term of the Employment or (ii) a period of twelve (12) months following the date of termination (the "Severance Period"). The Severance Payment shall be paid in periodic installments during the Severance Period, in accordance with the Company's payroll policy as in effect from time to time, and shall be in lieu of any other severance pay to which the Employee might otherwise be entitled. In addition, in the event of such a termination, the Company will, to the extent its plans permit, continue to provide to the Employee, at the current level of employee contribution by the Employee prevailing at the date of termination, coverage under its life, medical, dental and/or disability plans, as in effect on the date of termination, during the Severance Period. If the Company's plans do not permit continued coverage for the Employee under these circumstances, the Company shall pay or reimburse the Employee for the cost of purchasing such coverage independently, subject to the timely compliance by the Employee with any notification procedure required under COBRA in order to obtain continued coverage. The Employee shall also be entitled, upon any such termination, to receive (A) any Bonus Award earned or deemed to be earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (B) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.5 hereof.

          3.4    Termination of Employment by the Employee For "Good Reason".    The Employee shall have the right to terminate the Employment at any time for "Good Reason" in the event that, other than pursuant to Paragraphs 3.1 or 3.2 hereof, the Company, without the Employee's prior written consent, (i) materially alters or reduces the Employee's duties, responsibilities and authority from those which exist as of the Effective Date; (ii) changes the Employee's job title so that it does not include the title Chief Executive Officer (or assigns the Employee duties which are inconsistent with the Employee's position as Chief Executive Officer); (iii) materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within ten (10) days after the Company receives notice thereof; (iv) requires the Employee, as a condition to the Employment, to be based more than fifty (50) miles from the Company's principal place of business as of the Effective Date; or (v) requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in Paragraph 3.3 hereof with respect to a termination by the Company other than For Cause.

          3.5    Termination of Employment by the Employee Without "Good Reason".    Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Bonus Award earned or deemed to be earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.5 hereof.

        4.    Expenses.    The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company or any other member of the InsWeb Group. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executive employees. The Employee shall present such documentation for any unreimbursed expenses not later than thirty (30) days after the termination of the Employment.

        5.    Authority; Noncompetition.    The Employee warrants and represents to the Company that he has the full, complete and entire right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company or any other member of the InsWeb Group pursuant to the Employment and/or this Agreement, and that he is fully ready, willing and able to perform each and all of such duties, obligations and responsibilities. As a condition of the Employment and of the Company's entering into this Agreement, the Employee hereby specifically agrees, covenants, warrants and represents that, during the Employment, he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture, or other entity, in competition with any business of the Company or any other member of the InsWeb Group currently conducted or conducted during that period; provided that nothing in this Paragraph 5 shall prohibit the Employee from owning Permitted Shares.

        6.    Duties of the Employee After Any Notice of Termination of the Employment.    Following any notice of termination of the Employment, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the property of the Company or any other member of the InsWeb Group of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation any and all proprietary or confidential information of the Company.

        7.    No Predatory Solicitation.    During the Employment and for one (1) year following any termination of the Employment (except a termination pursuant to Paragraphs 3.3 or 3.4 hereof), the Employee will not, without having received the Company's prior written permission to do so, directly or indirectly, on his own behalf or in the service of others, solicit the employment of any of the officers, employees, consultants, agents and/or independent contractors of the Company or any other member of the InsWeb Group or in any manner attempt to persuade any such person to discontinue any relationship with such entity. The Employee and the Company acknowledge that this Paragraph 7 is reasonable and necessary for the protection of the trade secrets and proprietary information of InsWeb.

        8.    Arbitration.    Except as otherwise expressly provided in this Agreement, any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement or the Employment shall be fully and finally resolved solely by binding arbitration conducted in accordance with the rules of the American Arbitration Association in Redwood City, California. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction. All costs of the arbitration, including, without limitation, the costs of any record or transcript of the arbitration proceedings, administrative fees, the fee of the arbitrator, the fees and expenses of the attorneys for each party and all other fees and costs shall be borne by the party not prevailing in the arbitration, as determine by the arbitrator, or apportioned as the arbitrator shall determine if, in the judgment of the arbitrator, neither party prevails. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 8 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. The arbitrator who hears and decides any controversy, dispute and/or claim between the Company and the Employee shall, in determining a remedy, have jurisdiction and authority only to award compensatory damages to make whole a party suffering foreseeable economic damages, and, other than foreseeable economic damages, the arbitrator shall not have any authority or jurisdiction to make any award of any kind or nature whatsoever as compensation for any damages and/or any award of damages for pain and suffering, emotional distress or any other kind or form of non-economic damages and/or non-foreseeable economic damages. Notwithstanding anything to the contrary contained in this Paragraph 8, (i) the Company shall at all times have and retain the full, complete and unrestricted right to seek injunctive and other relief as provided in Paragraph 9 below, and (ii) the Company and the Employee shall each retain the right to institute legal proceedings to recover monetary damages or seek other relief arising out of defamatory statements concerning such party made by or on behalf of the other party.

        9.    The Company's Right to Injunctive Relief.    The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 5, 6, 7 or 8 of this Agreement or of any confidentiality agreement between the Company and the Employee would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect their legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this Paragraph 9, or in any appeal from any arbitration pursuant to Paragraph 8 hereof, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

        10.    Survival of Certain Provisions of this Agreement.    Except as may otherwise be provided herein, each and all of the terms, provisions and covenants of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employment, subject to the limitations and conditions set forth in each separate provision, regardless of whether such termination is by the Employee, by the Company, by expiration or otherwise.

        11.    General.

          11.1    Successors and Assigns.    The provisions of this agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

          11.2    Waiver.    No waiver of any branch of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time for the performance of any other obligation or any other act required or permitted by this Agreement.

          11.3    Sole and Entire Agreement.    This Agreement, and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, this Agreement supersedes the 1996 Agreement and any and all other prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company to the Employee pursuant to the Employment.

          11.4    Amendments.    No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

          11.5    Originals.    This Agreement may be executed by the Company and the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

          11.6    Headings.    Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

          11.7    Savings Provision.    To the extent that any provision of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

          11.8    Applicable Law.    This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

          11.9    Construction.    The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee, the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

          11.10    Notices.    Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 11.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

        Mailed notices to the Employee shall be addressed as follows:

Hussein A. Enan 320 Harcross Road Woodside, CA 94062

        Mailed notices to the Company shall be addressed as follows:

InsWeb Corporation 901 Marshall Street Redwood City, CA 94063 Attention: General Counsel

        IN WITNESS WHEREOF, the Company and the Employee have each duly executed this Agreement as of the date first set forth above.

INSWEB CORPORATION
By:	/s/ MARIAN C. TAYLOR
Title:	SVP, General Counsel and Secretary

/s/ HUSSEIN A. ENAN Hussein A. Enan

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EMPLOYMENT AGREEMENT
Recitals